                                                                    EXHIBIT 99.1

FOR FURTHER INFORMATION CONTACT:
Bruce A. Klein
Vice President-Finance and Chief Financial Officer
Rockford, Illinois
815-962-8867

FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 17, 2003


                CLARCOR REPORTS RECORD THIRD QUARTER 2003 RESULTS

         NET EARNINGS AND EARNINGS PER SHARE UP 17% OVER LAST YEAR'S Q3


UNAUDITED FISCAL THIRD QUARTER AND NINE MONTHS 2003 HIGHLIGHTS
(Amounts in thousands, except per share data and percentages)

------------------------------------------------------------------------------------------------------------------------
                                                    QUARTER ENDED            %          NINE MONTHS ENDED         %
                                                 8/30/03      8/31/02     CHANGE        8/30/03    8/31/02     CHANGE
------------------------------------------------------------------------------------------------------------------------
AS REPORTED ON A GAAP BASIS:
Net Sales                                       $190,647     $189,368         0.7     $547,916    $524,140          4.5
Operating Profit                                $ 22,655     $ 20,517        10.4     $ 58,680    $ 53,719          9.2
Net Earnings                                    $ 14,304     $ 12,185        17.4     $ 36,947    $ 30,790         20.0
Diluted Earnings Per Share                      $   0.56     $   0.48        16.7     $   1.46    $   1.22         19.7
------------------------------------------------------------------------------------------------------------------------

THIRD QUARTER AND NINE MONTHS 2003 OPERATING REVIEW

     ROCKFORD, IL, SEPTEMBER 17, 2003--CLARCOR INC. (NYSE: CLC) reported today that third quarter 2003 sales increased by 1% and both net earnings and diluted earnings per share increased by 17% compared to the same quarter in 2002. Third quarter operating profit increased by 10% and operating margins improved significantly to 11.9% in 2003 from 10.8% in 2002.

For the nine-month 2003 period, sales increased by 5%, and both net earnings and diluted earnings per share increased by 20% compared to 2002. Nine-month operating profit increased by 9%, and operating margins improved to 10.7% in 2003 from 10.2% in 2002.

Norm Johnson, CLARCOR's Chairman and Chief Executive Officer, said, "We had a very good third quarter with improved operating profit and margins in all three of our business segments. Sales growth was particularly good in our Engine/Mobile segment. In our Industrial/Environmental segment, the picture was more mixed with certain markets exhibiting robust sales growth and other markets continuing to struggle. Nevertheless, we are particularly pleased with the margin improvements we have made this year in our Industrial/Environmental segment as we continue to make progress towards our goal of a 10% segment operating margin.

"Our Engine/Mobile Filtration segment continues to perform superbly as sales grew by 5% and operating profit grew by 13% despite challenging economic conditions in the industry. We believe that we are continuing to increase our market share in heavy-duty and railroad filtration. Operating margins have continued to improve as a result of constant attention to our costs and an increasing ability to leverage our cost structure with increased sales. Looking to the future, our continuing strategy is to gain additional market share in those areas where we are under-represented and to roll out a line of new filtration products. We are particularly excited about the potential of new products incorporating advanced filter media technology, not only in our Engine/Mobile segment but also in our Industrial/Environmental segment product line as well. Internationally, sales of our overseas operations were good in both U.S. and local currencies, with particularly strong growth in China, South Africa and continental Europe.

"Our Industrial/Environmental Filtration sales this quarter decreased by 2% from the third quarter last year, but as I noted above, sales were very uneven across different markets. As has been true all year, sales were strong for filters sold to the oil drilling industry and the aviation and aerospace industries. We saw lower filter and filter equipment sales in capital goods, HVAC and automotive markets compared to last year's third quarter. We believe that sales to capital goods markets will begin to show improvement in the fourth quarter, but that sales to domestic automotive and HVAC markets will remain slow for the rest of this year. As was true in our Engine/Mobile segment, international sales were strong throughout Europe and Asia in both U.S. and local currencies. The real story in this segment is our intense focus on improving margins. Integration continues in our HVAC operations and we are currently incurring additional costs to merge the manufacturing, engineering, distribution and administrative functions of several companies. We are also seeing real progress in improved manufacturing efficiencies, and in the future we expect to see lower operating costs. Even with additional costs this year, segment margins overall improved to 6.3% from 5.9% last year, with several of our operations already exceeding our minimum goal of a 10% operating margin.

"Packaging segment sales improved as flat sheet decorating sales offset a decline in sales of plastic items. Improving manufacturing efficiencies, though still less than what we believe we can achieve in this segment, led to an improvement in operating profit of over 11% compared to the last year's third quarter. For the remainder of the year, we expect that sales and operating profit will approximate last year's fourth quarter.

"We are steadily decreasing our borrowings with an additional reduction in outstanding debt of $23 million during the quarter and a reduction of over $45 million since the end of last year. Capital equipment spending should come in at approximately $14 million to $17 million for 2003. Foreign currency fluctuations had an immaterial impact on our third quarter sales and net earnings.

"There is no doubt that our biggest challenge, and also our highest priority, is to grow sales. We are pleased that our sales have grown throughout the recession and that our margins have consistently improved. Still, growing sales in the future at a faster rate is our top priority and I want to explain briefly how we intend to do this:

     o    Diversify our Total Filtration Program into non-automotive sectors:
          Although our Total Filtration Program has been successful, it has relied too heavily for growth from its automotive customers. We have now assigned salespeople and allocated resources to grow the Program more heavily into non-automotive sectors.

     o Expand presence in under-represented markets: Though we sell to many end-use markets in our Engine/Mobile segment, we have always been more heavily represented in the over-the-road truck market. We have developed new programs to grow sales in agricultural, construction and mining markets more intensively than we have in the past. We have also developed new products and programs which are designed specifically for both our independent distributors and for OEM engine companies.

     o Expand the product range sold by our branches: By the end of this year we will have transferred our twenty air filter branch outlets from our HVAC manufacturing companies to our Total Filtration Services (TFS) organization. Under TFS, these branches will focus on selling the entire range of CLARCOR products instead of their previous focus on selling primarily HVAC products.

     o Increase filter service revenues: Margins from selling filter services are generally higher than from selling filter products. To grow our service revenues and to more effectively package our filter products with our service capabilities, we have created a new and separate marketing and sales organization to grow our service business. We will initially focus on doing this through our TFS branches, and will then expand our filter service line throughout the country.

     o Leverage the Purolator and Facet brands: We have many brand names, some better known than others and some which are known only within very narrow industrial sectors. Two of our best known brands are "Purolator" and "Facet." We will group our industrial liquid filter companies under the brand "Purolator Advanced Filtration." We believe that we will grow sales of our industrial liquid filter products significantly by leveraging the brand equity that has been created from over 40 years under the Purolator and Facet names.

     o    Bring in new management to lead our industrial liquid filter growth:
          We have recently hired Doug Workman, who was formerly General Manager and Vice President at Filterite, as President of Purolator Advanced Filtration. His background in liquid filtration, particularly in sales and marketing, is a significant addition to CLARCOR as he will lead the reorganization of our various liquid filter companies into a single, dedicated team.

     o Continue the expansion of our operations in China: Eight years ago, we established a manufacturing plant in China. This year, sales of its products, which are sold in both Chinese and overseas markets, increased by more than 20%. We plan on investing additional resources to further expand its operations and product capabilities and we see China as a major contributor to our growth in the future.

     o Continue to seek acquisitions: As we have for many years, we will continue to look to acquisitions for additional growth. With relatively little debt -- our current debt to capital ratio is less than 12% -- we have the ability to grow the company substantially if the right acquisition becomes available at the right price. We expect to expand our current product, technical and geographical capabilities through acquisitions and alliances with other companies. No filter company has more than an 8% market share and so we expect significant consolidation in our industry in the future. We are fortunate that we have the skills, experience and financial resources to take advantage of this opportunity.

"We now expect full year 2003 diluted earnings per share to be in the $2.00 to $2.05 range, with fourth quarter diluted earnings per share in the $0.54 to $0.59 range. We believe that international sales should maintain their momentum through at least the rest of this year. If the anticipated improvement in capital equipment spending does finally happen and if, as many economists expect, the domestic economy continues to improve, we should have a strong fourth quarter and a good start for fiscal 2004."

CLARCOR will be holding a conference call to discuss the third quarter results at 10:00 am CDT on September 18, 2003. Interested parties can listen to the conference call through the Internet at www.clarcor.com or www.companyboardroom.com. A replay will be available on these websites and also at 877-519-4471 or 973-3415-3080 by providing confirmation code 4167843. The replay will be available through September 26th by telephone and for 30 days on the Internet.

CLARCOR is based in Rockford, Illinois, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

The statements in this release concerning the Company's sales, earnings, business performance and prospects are forward-looking statements that involve significant risks and uncertainties, including the effect of changes in product demand, availability of labor, price and product competition, raw material costs, energy prices, productivity improvement and plant consolidation programs, distribution channels, acquisitions and divestitures, general economic conditions in both domestic and foreign markets, interest rates, currency fluctuations, the success of our Total Filtration Program, the success of sales and marketing programs and other factors discussed in filings made with the Securities and Exchange Commission.

                                  TABLES FOLLOW

CLARCOR 2003 UNAUDITED THIRD QUARTER RESULTS cont'd.


CONSOLIDATED  STATEMENTS  OF  EARNINGS
(Dollars in thousands except per share data)

                                                                Third Quarter                            Nine Months
                                                        ----------------------------             ----------------------------
For periods ended August 30, 2003 and August 31, 2002       2003             2002                    2003             2002
-----------------------------------------------------------------------------------------------------------------------------
Net sales............................................   $   190,647      $   189,368             $   547,916      $   524,140
Cost of sales........................................       134,493          135,810                 386,814          374,572
                                                        -----------      -----------             -----------      -----------
     Gross profit....................................        56,154           53,558                 161,102          149,568
Selling and administrative expenses..................        33,499           33,041                 102,422           95,849
                                                        -----------      -----------             -----------      -----------
     Operating profit................................        22,655           20,517                  58,680           53,719
Other income (expense)...............................          (112)          (1,448)                   (479)          (5,510)
                                                        -----------      -----------             -----------      -----------
     Earnings before income taxes....................        22,543           19,069                  58,201           48,209
Income taxes.........................................         8,239            6,884                  21,254           17,419
                                                        -----------      -----------             -----------      -----------

Net earnings.........................................   $    14,304      $    12,185             $    36,947      $    30,790
                                                        ===========      ===========             ===========      ===========
Net earnings per common share:
   Basic.............................................   $      0.57      $      0.49             $      1.48      $      1.24
                                                        ===========      ===========             ===========      ===========
   Diluted...........................................   $      0.56      $      0.48             $      1.46      $      1.22
                                                        ===========      ===========             ===========      ===========

Average shares outstanding:
   Basic.............................................    25,174,259       24,896,048              25,046,912       24,817,964
   Diluted...........................................    25,534,741       25,300,904              25,280,719       25,187,422



CONSOLIDATED  BALANCE  SHEETS
(Dollars in thousands)

                                                        August 30,               November 30,
                                                           2003                      2002
---------------------------------------------------------------------------------------------
ASSETS
Current assets:

      Cash and cash investments......................    $  9,493                  $ 13,747
      Accounts receivable, net.......................     118,952                   121,482
      Inventories....................................     105,582                   101,846
      Other..........................................      22,567                    22,671
                                                         --------                  --------
             Total current assets....................     256,594                   259,746
Plant assets, net....................................     127,223                   132,892


Acquired intangibles, net............................     122,238                   122,529
Pension assets.......................................      21,015                    21,771
Other assets.........................................      10,118                     9,181
                                                         --------                  --------
                                                         $537,188                  $546,119
                                                         ========                  ========


LIABILITIES
Current liabilities:
      Current portion of long-term debt..............    $  5,815                  $ 68,456
      Accounts payable and accrued  liabilities......      96,291                    97,738
      Income taxes...................................       6,829                     8,061
                                                         --------                  --------
             Total current liabilities...............     108,935                   174,255
Long-term debt.......................................      40,100                    22,648
Long-term pension liabilities........................       8,311                     7,823
Other liabilities....................................      27,138                    25,932
                                                         --------                  --------
                                                          184,484                   230,658
SHAREHOLDERS' EQUITY.................................     352,704                   315,461
                                                         --------                  --------
                                                         $537,188                  $546,119
                                                         ========                  ========

 SUMMARY  CASH  FLOWS
 (Dollars in thousands)


                                                                              Nine Months
                                                                   --------------------------------
                                                                      2003                   2002
---------------------------------------------------------------------------------------------------
From Operating Activities
Net earnings........................................               $  36,947               $ 30,790
Depreciation........................................                  14,554                 14,781
Amortization........................................                     681                    545
Changes in assets and liabilities...................                   1,306                 17,348
Other, net..........................................                      82                    (63)
                                                                   ---------               --------
     Total provided (used) by
          operating activities......................                  53,570                 63,401
                                                                   ---------               --------

From Investing Activities
Plant asset additions...............................                  (8,877)                (9,612)
Business acquisitions...............................                       -                 (6,559)
Other, net..........................................                      (3)                   259
                                                                   ---------               --------
    Total provided (used) by
          investing activities......................                  (8,880)               (15,912)
                                                                   ---------               --------

From Financing Activities
Proceeds from line of credit........................                 108,565                 10,000
Payments on line of credit..........................                (148,444)               (45,000)
Payments on long-term debt..........................                  (5,310)                (5,295)
Cash dividends paid.................................                  (9,218)                (8,922)
Other, net..........................................                   5,246                  1,850
                                                                   ---------               --------
    Total provided (used) by
          financing activities......................                 (49,161)               (47,367)
                                                                   ---------               --------

Effect of exchange rate
     changes on cash................................                     217                    164
                                                                   ---------               --------

Change in Cash and
    Cash Investments................................               $  (4,254)              $    286
                                                                   =========               ========


CLARCOR 2003 UNAUDITED THIRD QUARTER RESULTS cont'd.

QUARTERLY INCOME STATEMENT DATA BY SEGMENT
(Dollars in thousands)


                                                                                    2003
                                                         --------------------------------------------------------------
                                                         QUARTER      QUARTER                    QUARTER
                                                          ENDED        ENDED         SIX          ENDED         NINE
                                                         MARCH 1      MAY 31        MONTHS      AUGUST 30      MONTHS
                                                         --------     --------     --------     ---------     --------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration..........................    $ 66,776     $ 73,066     $139,842      $ 73,815     $213,657
   Industrial/Environmental Filtration...............      90,369       95,852      186,221        98,683      284,904
   Packaging.........................................      14,349       16,857       31,206        18,149       49,355
                                                         --------     --------     --------      --------     --------
                                                         $171,494     $185,775     $357,269      $190,647     $547,916
                                                         ========     ========     ========      ========    =========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration..........................    $ 12,686     $ 14,253     $ 26,939      $ 15,137     $ 42,076
   Industrial/Environmental Filtration...............       2,373        5,417        7,790         6,218       14,008
   Packaging.........................................         428          868        1,296         1,300        2,596
                                                         --------     --------     --------      --------     --------
                                                         $ 15,487     $ 20,538     $ 36,025      $ 22,655     $ 58,680
                                                         ========     ========     ========      ========     ========



                                                                                    2002
                                                         -------------------------------------------------------------
                                                         QUARTER      QUARTER                    QUARTER
                                                          ENDED        ENDED         SIX          ENDED         NINE
                                                         MARCH 2      JUNE 1        MONTHS      AUGUST 31      MONTHS
                                                         --------     --------     --------     ---------     --------
NET SALES BY SEGMENT:
   Engine/Mobile Filtration..........................    $ 57,839     $ 64,760     $122,599      $ 70,385     $192,984
   Industrial/Environmental Filtration...............      85,950       94,377      180,327       101,174      281,501
   Packaging.........................................      14,473       17,373       31,846        17,809       49,655
                                                         --------     --------     --------      --------     --------
                                                         $158,262     $176,510     $334,772      $189,368     $524,140
                                                         ========     ========     ========      ========     ========

OPERATING PROFIT BY SEGMENT:
   Engine/Mobile Filtration..........................    $ 11,258     $ 13,169     $ 24,427      $ 13,358     $ 37,785
   Industrial/Environmental Filtration...............       2,530        4,672        7,202         5,994       13,196
   Packaging.........................................         618          955        1,573         1,165        2,738
                                                         --------     --------     ---------     --------     --------
                                                         $ 14,406     $ 18,796     $ 33,202      $ 20,517     $ 53,719
                                                         ========     ========     ========      ========     ========


                                       6
                                      ###